Exhibit 99.1

MRI Interventions’ New Chief Financial Officer Harold A. Hurwitz Brings Considerable Medical Device Finance Experience to Growing Company

IRVINE, California, March 17, 2015 (GLOBE NEWSWIRE) -- MRI Interventions, Inc. (OTCQB: MRIC) is pleased to announce that seasoned medical device financial executive Harold A. (Hal) Hurwitz has been appointed the Company’s next Chief Financial Officer. Mr. Hurwitz will join the company on March 30, 2015 initially as Vice President, Finance, and he will then assume the CFO position following the filing of the company’s quarterly report on Form 10-Q for the first quarter of 2015.

Mr. Hurwitz brings over 30 years of senior-level management, including extensive operating and consulting experience in the medical device industry. Most recently, Mr. Hurwitz served concurrent roles as Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of Pro-Dex, Inc., a publicly-traded contract engineering and manufacturing company serving the medical device, factory automation and scientific research markets. Prior to joining Pro-Dex in October 2010, Mr. Hurwitz served as an independent consultant, providing service primarily to a molecular diagnostics company, from March 2010 to September 2010. From April 2008 to February 2010, Mr. Hurwitz served as Chief Financial Officer and Vice President of Interventional Spine, Inc., a venture-backed medical device company. Prior to joining Interventional Spine, Mr. Hurwitz served as Principal Consultant with McDermott & Bull from December 2005 to March 2008, where he led that firm’s life science and medical technology practice. Mr. Hurwitz served as an independent consultant from December 2004 to December 2005, during which time his primary client was Micro Therapeutics, Inc., then a publicly-traded medical device company (subsequently acquired by ev3, Inc., and now a part of Medtronic plc). From December 1997 to December 2004, he served as Chief Financial Officer of Micro Therapeutics, Inc. Earlier in his career, Mr. Hurwitz spent 22 years with Coopers & Lybrand L.L.P. (now part of PricewaterhouseCoopers LLP), where he was a Business Assurance Partner, Team Leader of its Orange County Medical Device Practice, and an SEC Review Partner. He also possesses leadership experience in human resources and information technology, diversified fundraising and Sarbanes-Oxley compliance. In addition, he served on the Board of Directors of Pro-Dex, Inc. from May 2013 to January 2015. Mr. Hurwitz holds a B.A. in Economics from the University of California, Los Angeles.

"Hal’s finance experience includes nearly 40 years in public accounting and financial management, with significant time spent as a finance executive in the medical device industry,” said Frank Grillo, MRI Interventions’ Chief Executive Officer. “His experience as both CFO and CEO of small, publicly-traded medical device companies makes him a valuable addition to our executive management. I am very pleased that Hal is joining the MRI Interventions team.”

“I am delighted to be joining MRI Interventions,” said Mr. Hurwitz. “This is a dynamic medical device company with highly differentiated technology, and a product that can be used to tangibly enhance the lives of patients.”

Mr. Hurwitz joins the company as part of an ongoing transition to consolidate all major business functions at its headquarters in Irvine, California. The move is being undertaken to enhance executive communications, streamline processes related to the commercialization of the ClearPoint system, and reduce ongoing costs.

“We look forward to building our market with a lean, focused organization based out of Irvine,” commented Mr. Grillo on the transition.

The company will close its Memphis, Tennessee office in May of this year, and the company will not retain any of its Memphis-based employees.

About MRI Interventions, Inc.

Building on the imaging power of MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. The Company's ClearPoint® system utilizes a hospital’s existing diagnostic or intraoperative MRI scanner to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would," or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions' actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions' forward-looking statements. Particular uncertainties and risks include, among others: demand and market acceptance of our products; our ability to successfully expand, and achieve full productivity from, our sales, clinical support and marketing capabilities; the sufficiency of our cash resources to maintain planned commercialization efforts and research and development programs; future actions of the FDA or any other regulatory body that could impact product development, manufacturing or sale; our ability to successfully complete the development of, and to obtain regulatory clearance or approval for, our ClearTrace system; and our dependence on collaboration partners. More detailed information on these and additional factors that could affect MRI Interventions' actual results and the timing of events are described in our filings with the Securities and Exchange Commission, including, without limitation, the quarterly report on Form 10-Q filed on November 14, 2014, and the annual report on Form 10-K for the year ended December 31, 2014 that we will be filing. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in MRI Interventions' expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:

MRI Interventions, Inc.

Frank Grillo, CEO, 949-900-6833